Exhibit 5.3

December 22, 2025

SU Group Holdings Limited
7th Floor, The Rays

No. 71 Hung To Road, Kwun Tong

Kowloon, Hong Kong

Re:	Registration Statement on Form F-1 (Registration No. 333-291851)

Ladies and Gentlemen:

We have acted as United States counsel to SU Group Holdings Limited, a corporation incorporated under the laws of the Cayman Islands (the “Company”), in connection with the Registration Statement on Form F-1 to which this opinion letter is attached as Exhibit 5.2, as amended from time to time (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of 6,000,000 units of the Company (“Units”), each Unit consisting of (i) one pre-funded warrant (a “Pre-Funded Warrant”) to purchase one Class A ordinary share of the Company, and (ii) two warrants (the “Warrants”) with a one-year term, each Warrant entitling the holder to purchase one Class A ordinary share of the Company. Each Pre-Funded Warrant and Warrant sold will be sold pursuant to a securities purchase agreement by and among the Company and the purchasers identified on the signature pages thereto (the “Securities Purchase Agreement”) (the “Offering”). The Offering will be conducted pursuant to placement agency agreement dated [•], 2025 (the “Engagement Agreement”) by and between the Company and WallachBeth Capital, LLC (the “Placement Agent”).

This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K, promulgated under the Securities Act.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Nauth LPC • www.nauth.com • T 416.477.6031 • F 416.477.6032

217 Queen Street West - Suite 401, Toronto, Ontario, M5V 0R2

December 22, 2025 SU Group Holdings Limited

Based on the foregoing, we are of the opinion that the Pre-Funded Warrants and the Warrants when issued and delivered against payment of the consideration therefor, as contemplated in the Registration Statement and in accordance with the terms of the Securities Purchase Agreement will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions set forth above are subject to the following qualifications and exceptions:

(a)	Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)	Our opinions set forth above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)	We express no opinion as to the enforceability of any provision contained in any transaction document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations.

(d)	We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

2	www.nauth.com

December 22, 2025 SU Group Holdings Limited

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

(f)	We note that, as of the date of this opinion, a judgment for money in an action based on a security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a security would be required to render that judgment in the foreign currency or currency unit in which the security is denominated, and the judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

(g)	We call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion.

Our opinions expressed above are limited to the corporate laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Nauth LPC

Nauth LPC

3	www.nauth.com